Exhibit 3


   ========================================================================
        Comptroller of the Currency
        Administrator of the National Banks
   ========================================================================
        Western District Office
        50 Fremont Street, Suite 3900
        San Francisco, CA 94105-2292




                      CERTIFICATE OF CORPORATE EXISTENCE
                           (WITH FIDUCIARY POWERS)


        I, JOHN C. BEERS, on behalf of the Office of the Comptroller of the Currency, hereby certify that:


        1. The Office of the Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering, regulation and supervision of all National Banking Associations;

        2. Wells Fargo Bank, National Association, San Francisco, California, Charter Number 1741, is a National Banking Association formed under the laws of the United States of America and authorized hereunder and continues to hold authority to transact the business of banking (and to act in all fiduciary capacities) permitted thereby on the date of this certificate.


                                        IN TESTIMONY WHEREOF, I have
                                        hereunto subscribed my name and
                                        caused the seal of the Office
                                        of the Comptroller of the
                                        Currency, in the City of San
                                        Francisco, California, to be
                                        affixed this 23rd day of
                                        April, A.D. 1993.

        [SEAL]

                                        /s/ John C. Beers
                                        -------------------------------
                                        John C. Beers
                                        Manager, Licensing